Exhibit 99.1



NEWS RELEASE                                           Dorchester Minerals, L.P.

Release Date:    March 8, 2005                     3838 Oak Lawn Ave., Suite 300
                                                        Dallas, Texas 75219-4541
Contact:         Casey McManemin                                  (214) 559-0300

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                DORCHESTER MINERALS, L.P. ANNOUNCES 2004 RESULTS

     DALLAS, TEXAS -- Dorchester Minerals, L.P. (the "Partnership") announced today the Partnership's net earnings for the year ended December 31, 2004 of $30,076,000, or $1.07 per common unit.

         A comparison of the Partnership's results for the twelve month periods ending December 31, 2004 and 2003, are set forth below:

                                                    Twelve Months Ended
                                                       December 31,
                                         -------------------------------------
                                         -----------------    ----------------
                                                 2004                2003
                                         -----------------    ----------------
  Operating Revenues                       $   56,767,000       $   49,224,000
  Depreciation, Depletion, Amortization       (20,795,000)         (23,639,000)
  Non-Cash Impairment                                  --          (43,804,000)
  All Other Expenses, Net                      (5,896,000)          (8,608,000)
                                         -----------------    ----------------
  Net Earnings (Loss)                      $   30,076,000       $  (26,827,000)
                                         =================    ================
  Net Earnings (Loss) Per Common Unit      $         1.07       $        (1.02)


     The Partnership's operating revenues during the twelve months ending December 31, 2004 are higher than 2003 primarily as a result of increased crude oil and natural gas sales prices. Depreciation, depletion and amortization decreased in 2004 compared to 2003 mainly as a result of a non-cash impairment recorded in 2003. Comparison of net earnings during 2004 to 2003 is impacted by this non-cash impairment and by charges by a predecessor entity prior to the January 31, 2003 start-up of the Partnership. The Partnership's cash distributions are not comparable to its net earnings due to timing and other differences including depletion.

     The Partnership's independent engineering consultants estimated its total proved oil and gas reserves to be 93.08 billion cubic feet of natural gas equivalents (Bcfe) as of December 31, 2004. Approximately 43 percent of these reserves are attributable to the Partnership's Net Profits Interests and 57 percent are attributable to its Royalty Properties. Natural gas accounted for 75 percent of total proved reserves as of December 31, 2004 and 99.4 percent of the reserves were classified as proved developed. Upward revisions to prior reserve estimates, as reported in the Partnership's 2004 10-K, totaled 7.11 Bcfe, or approximately 63 percent of production during 2004.

     The Partnership received cash payments in the amount of $1,909,555 from various sources during 2004, including lease bonus attributable to 34 leases and seven force pooling elections of interests in lands located in 26 counties and parishes in five states. These leases reflected bonus payments ranging up to $500/acre and initial royalty terms ranging up to 25 percent. We identified 196 new wells completed on our properties during 2004, primarily from new exploratory activity, located in 47 counties and parishes in 11 states. In addition, 25 wells were drilled during 2004 on properties underlying our Net Profits Interests located in five counties and parishes in two states. As of December 31, 2004, 17 of these wells had been completed as producing oil or natural gas wells, three were deemed to be dry holes and five were in various stages of drilling or completion operations.

     The Partnership distributed a total of $47.95 million to its unitholders from May 2004 through February 2005 attributable to 2004 activity.

     Dorchester Minerals, L.P. is a Dallas based owner of producing and non-producing crude oil and natural gas mineral, royalty, overriding royalty, net profits, and leasehold interests and its common units trade on the Nasdaq Stock Market under the symbol DMLP. Effective March 1, 2005, American Stock Transfer & Trust Company assumed the duties of our Registrar and Transfer Agent. American's address and telephone number is 59 Maiden Lane, New York, New York, 10038, (800) 937-5499.

FORWARD-LOOKING STATEMENTS

     Portions of this document may constitute "forward-looking statements" as defined by federal law. Such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Examples of such uncertainties and risk factors include, but are not limited to, changes in the price or demand for oil and natural gas, changes in the operations on or development of the Partnership's properties, changes in economic and industry conditions and changes in regulatory requirements (including changes in environmental requirements) and the Partnership's financial position, business strategy and other plans and objectives for future operations. These and other factors are set forth in the Partnership's filings with the Securities and Exchange Commission.

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